Exhibit 99.2

  Conference Call Transcript

  SATC - Q4 2004 SatCon Technology Corp. Earnings Conference Call

  Event Date/Time: Dec. 27. 2004 / 10:00AM ET

CORPORATE PARTICIPANTS

Ralph Norwood

SatCon Technology Corporation - CFO

Dave Eisenhaure

SatCon Technology Corporation - President, CEO

Mike Turmelle

SatCon Technology Corporation - COO

CONFERENCE CALL PARTICIPANTS

Walter Nasdeo

Ardour Capital - Analyst

Judah Stoller

Wachovia Securities - Analyst

Keith Spilatch

Brook Street Securities - Analyst

Fred Milligan

Sanders Morris - Analyst

Joe Berwin

Bourgeon Capital Management - Analyst

Michael Brick

Oppenheimer Funds - Analyst

PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the SatCon Technology fourth-quarter 2004 earnings conference call. My name is Rachael and I’ll be your coordinator for today. At this time all participants are in a listen-only mode, and we will be facilitating a question-and-answer session towards the end of today’s conference. (OPERATOR INSTRUCTIONS) At this time I’d like to turn the presentation over to your host for today’s call, Mr. Ralph Norwood, Chief Financial Officer. Please proceed, sir.

 Ralph Norwood - SatCon Technology Corporation - CFO

 Thank you, operator. Happy holidays and good morning, everyone. Welcome to SatCon Technology Corporation’s conference call to review the financial and operating results for our fourth quarter and year end of fiscal year 2004, which ended September 30, 2004.

In a minute I will turn the call over to David Eisenhower for an overview of the year end and fourth-quarter activities which I will follow with a discussion of our financial results; Mike Turmelle will then review our operating progress. Following our comments, we will open the call for questions and answers. First, however, I will read our Safe Harbor statement.

This conference call contains forward-looking statements that involve a number of risks and uncertainties. For this purpose any statements that are contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting to the following the words “believes”, “anticipates”, “plans”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements.

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the caption “factors affecting future results” in SatCon’s annual report on Form 10-K for the year ended September 30, 2003, which factors are included herein by reference. A copy is available from SatCon upon request.

At this point I would like to introduce Dave Eisenhaure, SatCon’s President and Chief Executive Officer. Dave?

 Dave Eisenhaure - SatCon Technology Corporation - President, CEO

 Thanks, Ralph. Happy holidays, and good morning everyone. I would like to thank you for taking the time to join us today for what we think will be a positive and encouraging conference call. Let me start by saying that fiscal 2004 showed positive improvements over fiscal 2003. Our revenue increased by 27 percent from $27 million to $34 million; our Power Systems division represented most of that increased business.

On an operating basis we lost $4 million for the fiscal year. In fiscal 2003 we had losses in excess of $26 million. That’s a significant improvement and one that we can credit to a substantial increase in our business and a major shrinking of our cost structure.

Our backlog at year end was $24 million, the highest quarterly backlog number that we’ve had since we began reporting quarterly backlog data about 2 years ago. Although we did not realize our goal of becoming EBITDA positive in the last half of the year, a major reason was our OASIS program, which we will discuss later. I believe we have laid the groundwork to do so in 2005. So from an overall operating viewpoint our business is growing, our costs have stabilized, and we are working to eliminate those factors that prevent us from achieving our goals for the year. Ralph will cover our financial results in more detail following my remarks.

From an operational standpoint we have seen success from our Power Systems group. $5 million of the $7 million in revenue increases was from Power Systems. We have also seen modest increases in other divisions, as well. And Mike will discuss some of the operating successes later in the call. In general, as we look forward to 2005, we see improved sales in all of our markets including defense systems, electronics, alternative energy, test and measurement and industrial operation. We are also confident that we can continue to manage our cost, increase our backlog and grow profitably in the future.

At this time I would like to turn the call over back to Ralph Norwood, our Chief Financial Officer, for our financial review.

 Ralph Norwood - SatCon Technology Corporation - CFO

 Thanks, Dave. To begin, I would like to address our results for the year. As Dave mentioned earlier, our revenues increased from $26.9 million in fiscal 2003 to $34.2 million in fiscal 2004, an increase of 27 percent. All of our business units experienced growth with Power Systems representing the lion’s share of the increase. On an operating profit basis we lost $4 million, a significant improvement from fiscal 2003 when we had operating losses in excess of $26 million.

Turning next to cash, as you will see when we publish our cash flow statement, about $5.5 million in operating activities was used during the year; this included about $3 million to reduce our trade payables over 60 days. Another metric for cash flow is EBITDA, earnings before interest, taxes, depreciation and amortization. We define this as operating profit or loss with depreciation and amortization added back. On this basis we lost just over $2 million for the year.

Before I turn to recent developments, I would like to address our fourth-quarter results. Our revenues totaled $9.2 million, about 5 percent above the $8.8 million of revenues we recorded in the fourth quarter of fiscal 2003. This also represented our highest revenues of any quarter during the year. Our net operating loss totaled $1.5 million, an improvement from the$ 2.2 million recorded in last year’s fourth quarter.

It is important to point out that one-third of the net loss of $1.5 million or $500,000 is attributable to accrued contract losses on our OASIS program under contract with the EDO Corporation. Despite this loss we believe this could turn out to be a good contract for us in the long run. Dave will speak more specifically to this issue later in the call.

Now I would like to turn to our recent financing. As you have read in our recent release, we completed an $8 million financing transaction with several unrelated institutional investors. We intend to use the net proceeds from the financing for general corporate purposes. In particular, we believe this financing is important to support our growth opportunities in 2005 and beyond.  We expect to grow revenues at a double-digit rate in fiscal 2005 versus fiscal 2004 and some of these opportunities, like Rotary UPS sales and large commercial contracts, might require a commitment of funds in advance of collecting cash from our customers. These new funds will allow us to capitalize on these opportunities, some of which are in excess of $1 million that we might otherwise be unable to accept.

To summarize, fiscal 2004 was the year when we grew revenues at 27 percent, reduced our operating loss from $26 million to $4 million, stabilized our cost structure at significantly reduced levels, reduced our cash usage and positioned ourselves to continue double-digit growth in 2005.

As in the past, we expect to have lumpy quarterly results, in part because of large contracts that will be recorded in some quarters but not others. Nonetheless, we are maintaining our goal to show a small operating profit in fiscal 2005 and exit the year with a higher backlog and a trajectory of profitable growth.

Now let me introduce Mike Turmelle, our Chief Operating Officer, who will provide you with some additional information on operating results.

 Mike Turmelle - SatCon Technology Corporation - COO

 Thanks, Ralph. From an operations standpoint we had a good revenue growth year with a 27 percent overall growth over last year and a $5 million increase in our Power Systems group. We saw an increase in backlog activity with $24 million in backlog at the end of the fourth quarter. During the year we announced the introduction of our Photovoltaic line of powering inverters. SatCon’s products provide a more cost effective alternative for solar integrators by eliminating many of the independent components and field wiring required by other designs.

SatCon’s Photovoltaic Inverters include all of the necessary equipment to convert solar array DC power to usable AC power and also allow the excesses to be sold back to local utilities. These inverters meet UL 1741 certification which then qualifies them to be listed on the California Energy Commission. These certifications enable SatCon’s inverters to be eligible for California state sponsored rebate programs, such as the California Public Utilities Commission self generation incentive program.

In 2004 this program made available over $90 million in rebates for new solar array installations. We received over $1.5 million in orders for multi-megawatt power supplies for use with plasma torches to be installed in international locations. These torches will be used for incineration and classification of waste materials, a common practice in countries where conventional waste disposal techniques such as landfills are impractical.Byproducts from the waste incineration are normally aggregate, which can be used in construction of roads or incorporated into certain building materials.

We have also received a $1.8 million purchase order for an initial installation of a 2.2 mw Rotary Uninterruptible Power Supply. Included in the purchase order is an option for a second UPS for $1.5 million, which has since been extended. The final customer is the National Institute of Standards and Technology in Boulder Colorado. Delivery of the first unit is expected in the spring of 2005.

We’ve been working for some time to see the second set of orders. We installed our first 2.2 mw system last year in Toronto, Canada and it has proven itself over and over again by providing continuous power during multiple outages and brownouts at the facility over the past year. With that installation we were able to go out and market our UPS as a product and not just a technology. Since then we have had serious interest from several potential customers which we now hope will result in more orders in the future.

We have also seen improvements in the sale of our semiconductor manufacturing components as sales to Applied Materials has increased significantly over the last year. Our magnetic levitated, or MagLev products, are enabling components to one of the Applied Materials semiconductor manufacturing equipment systems. We have also seen renewed interest in MagLev systems for other applications as well.

In addition to Applied Materials we are seeing upturns in the sales of precision motors for industrial automation applications. Over in our Electronics divisions we’ve booked new orders for system level assemblies used in military satellite communication mobile base stations, commercial electronic assemblies, F-16 and other avionic and military components, thin film networks and other standard products. So our mix is pretty healthy and we are introducing ourselves to new customers.

We are also working in combination with our Applied Technology division to create standard products based on silicon carbide electronic devices. These new devices are beginning to see some technology maturity at lower power levels and will allow electronic components to operate in harsher environments, particularly where heat is an issue. Both the Electronics and Applied Technology division are working on government funded R&D programs to bring these new devices to market.

At the Applied Technology division we have been making progress on several important programs. Our work for the Navy on the integrated power system, or IPS equipment, continued with manufacturing of an additional ship’s zone of equipment for delivery to the Navy test facility in Philadelphia. The IPS is part of the power distribution system being designed for the Navy’s all-electric ship. The zone of SatCon equipment has been progressing through tests and evaluation for over a year; IPS work is also growing with our strategic jet (ph) partner, General Atomics, in a study program for the next generation of all electric ship.

While the Navy is a major customer for Applied Technology, we have continued to grow our customer base and have started some new projects in the third quarter. One is a silicon carbide Phase II project that is geared towards finding ways to use the new state-of-the-art silicon carbide electronics in functioning power converters. Silicon carbide is considered by many to be the next generation of high-power electronics replacing the standard silicon that is used today.

We are also working on a very high-power but very compact converter for the Army Research Laboratory. This converter is being designed for use in heavy active armor and other military pulsed power applications. We have heard a lot in the news lately about soldiers in Iraq having to shore up the armor on their transport vehicles. This new technology, if successful, would help our soldiers in the field by preventing the damage that occurs to their fighting vehicles from rocket propelled grenade attacks. The work builds off of the power electronics works we have done not only for military applications like the IPS, but also from our work on automotive power electronics as well.

Finally from an operational standpoint, looking forward as well as over the past year, everyone has done great work in increasing sales while decreasing cost and the benefits are really beginning to show. I am confident that as we proceed through 2005 we will continue to see the benefits of these efforts.

At this point I’d like to turn the call back to David.

 Dave Eisenhaure - SatCon Technology Corporation - President, CEO

 Thanks, Mike. Let me take a minute now to discuss the OASIS program in a little more detail. By way of background, we entered into the OASIS contract with EDO Corporation in 2002 to design and develop a controller and electronics for a new mine-sweeping weapon that is planned for deployment in the fleet to prevent U.S. Navy ships from being damaged by underwater minefields. The program was awarded on a fixed-price basis.

Unfortunately, due to unexpected complexities, we have incurred a total of 1.5 million in contract losses to date - $600,000 in fiscal 2003 and $900,000 in this fiscal year for a total incurred cost, i.e. direct labor plus overhead, of about $3 million compared with revenues of $1.5 million which we will earn upon completion of the contract.

This information is important for a couple reasons. One, it shows that had we not had difficulties with this one program we would have been much closer to achieving our earlier guidance. Second, we accepted this contract with the expectation of securing the production contract for the fielded systems, which means we hope to recover the cost of this investment over time with the award of a production contract. This would also provide us with a contract for a fielded production system, a significant step in further developing our work on large-scale defense contracts.

As of this moment we expect to complete the project in the first half of calendar 2005. However, you should realize that the cost and losses that have incurred since the end of the fourth quarter and those to complete the job have already been reserved for in the FY 2004 losses that we are reporting today.

In conclusion, for the year our revenue increased by 27 percent from $27 million to $34 million. On an operating basis we lost $4 million for the fiscal year. In fiscal 2003 we had losses in excess of $26 million. That’s a significant improvement and one that we can credit to the growth in our top line coupled with our reduced cost structure. And our backlog at year end was $24 million, the highest quarterly background that we’ve reported since we began reporting quarterly background over 2 years ago.

We have positioned the Company to continue our turn toward profitability as we generate revenue growth. One step that we took to continue to manage cost was to relocate our Cambridge operations including our corporate offices and Applied Technology business unit to the seaport district across the channel from Logan airport. The new facility is larger than our previous facility and, in part because it is leased through a special arrangement with the city of Boston, is less costly than our previous location and I would like to invite all of you to come visit.

We also have the opportunity to increase our international presence and lay the groundwork for future expansion through strategic alliances we are making with organizations in Spain and France. As we look forward for our fiscal year 2005 we expect double-digit growth in revenues on the top line and have a goal to generate a small operating profit.

I want to take this time to express my appreciation to everyone who worked so diligently toward our accomplishments over the past year and to thank all of you, our investors, for your patience and farsightedness as we look forward to growth and improvement in the future. Now let me open the call to any questions that you may have.

QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS) Walter Nasdeo, Ardour Capital.

 Walter Nasdeo - Ardour Capital - Analyst

 I just have a couple of quick questions. The first one is can you or Ralph give me the price per share on the raise, please?

 Dave Eisenhaure - SatCon Technology Corporation - President, CEO

 Yes, the shares we sold convert at $1.65.

 Walter Nasdeo - Ardour Capital - Analyst

 Okay, thank you. And I was hoping to get just a little bit more color on — you mentioned a couple of times about growing revenues at double-digit rates throughout 2005. Is that going to be year-over-year, or how do you expect that to roll out? And how do you — or how are you expecting the different segments to contribute to that overall growth rate of double-digit?

 Mike Turmelle - SatCon Technology Corporation - COO

 Let me see if I can help with that. As you hear, we have goals of double-digit growth and that’s year-over-year —.

 Walter Nasdeo - Ardour Capital - Analyst

 Okay.

 Dave Eisenhaure - SatCon Technology Corporation - President, CEO

 With a small operating profit in the year. From a visibility standpoint, as Dave said, our backlog is now $24 million at the end of September, $20 million of that we would expect to roll into revenues during the year. But as we’ve said many times before, we’re lumpy and so it’s difficult to give and not really helpful to give short-term guidance. And one of the reasons we’re lumpy is we often have $1 million or $0.5 million contracts which we record on a completed contract basis. This is outside of the AT division. And so in some quarters they’ll be recorded, others they won’t and that causes a fair amount of lumpiness.

We’re also lumpy in our bookings, as you might know. When you get a $2 or $3 million booking one quarter, you don’t get it the other quarter, it looks, frankly, lumpy. But, as we look forward to the year, what we do believe is that we have a small amount of seasonality and we would expect, as we usually do, to have a better second half of the year than the first half.

 Walter Nasdeo - Ardour Capital - Analyst

 Okay. So you’re expecting $20 million of the backlog to hit — and do you have any idea how that’s going to hit? I know you mentioned it’s lumpy, but do you have any idea how that’s going to roll in by summer?

 Ralph Norwood - SatCon Technology Corporation - CFO

 Well it typically would be a little bit more in the first half than the second.

 Walter Nasdeo - Ardour Capital - Analyst

 Okay. Thank you very much, guys.

Operator

 Judah Stoller (ph), Wachovia Securities.

 Judah Stoller - Wachovia Securities - Analyst

 Dave, I wanted to ask a question about the RUPS and the relationship with Cummins. Are you guys doing any progression with that relationship? Is there anything heating up? What’s your color on that front?

 Dave Eisenhaure - SatCon Technology Corporation - President, CEO

 Well, we have a good relationship with Cummins. They worked with us on the development of that system, and we have two Cummins’ distributors, which are — as you probably know, those are not owned by Cummins, but there’s a very close tie with the Cummins corporate organization there,  —  of Cummins South and Cummins Bridgeway. We also have a number of other reps. Mike, you sell our products so maybe you want to comment on that.

 Mike Turmelle - SatCon Technology Corporation - COO

 I feel pretty good about our relationship with Cummins. There’s been a lot of activity, certainly a key goal for us was to get the unit working up at Deluxe and that has afforded us a site to take potential customers to go look at it, look at it in operation and to get some testimonial from the folks up there. So a good response on those trips, and we are seeing increased activity in terms of walk-throughs. And as contracts roll out we will talk about those.

 Judah Stoller - Wachovia Securities - Analyst

 Thank you, guys.

Operator

 Keith Spilatch (ph), Brook Street Securities.

 Keith Spilatch - Brook Street Securities - Analyst

 I’ve got a quick question on your guidance. For the guidance next year regarding the Rotary UPS systems, the system that go for $1 million to $2 million apiece — are any of those factored into the guidance that you’re giving as far as the revenue guidance as well as the earnings and so forth?

 Mike Turmelle - SatCon Technology Corporation - COO

 A couple units are factored into that.

 Keith Spilatch - Brook Street Securities - Analyst

 So a couple, so you’re saying like two of them or three of them?

 Mike Turmelle - SatCon Technology Corporation - COO

 Yes, in that range.

 Keith Spilatch - Brook Street Securities - Analyst

 And are these that you pretty much — I guess, are these new systems that you’re thinking, alright, we’re going to go ahead and sell these next year or are these systems that you pretty much have maybe sold or which are ready which are going to be booked for next year?

 Mike Turmelle - SatCon Technology Corporation - COO

 We’ve announced the discussion around the NIST program where we’re actually delivering one in the spring. They have an option on a second unit, which we believe they’re quite interested in. And then we have some other activities going in a couple new areas which would be new orders.

 Keith Spilatch - Brook Street Securities - Analyst

 I got you. So basically you’re thinking a few, but potentially it could be a lot more than that depending on how the year goes?

 Mike Turmelle - SatCon Technology Corporation - COO

 We’ll see how the year rolls out.

 Keith Spilatch - Brook Street Securities - Analyst

 That’s all I needed to know. Thank you.

Operator

 (OPERATOR INSTRUCTIONS) Fred Milligan, Sanders Morris.

 Fred Milligan - Sanders Morris - Analyst

 The backlog of $24 million compares to what last quarter and last year?

 Ralph Norwood - SatCon Technology Corporation - CFO

 I believe last quarter it was $23, and at this time last year it was $20. But give me a second and I’ll double-check that. I believe that’s the case. Yes, at the end of third quarter it was $23 million and last year it was $20 million.

 Fred Milligan - Sanders Morris - Analyst

 And almost all of the backlogs in the past have been 12-month backlogs as this is?

 Ralph Norwood - SatCon Technology Corporation - CFO

 Yes, that’s true. It’s usually around 80 percent of the backlog gets realized in the coming 12 months.

 Fred Milligan - Sanders Morris - Analyst

 And how much of the backlog is military as compared to commercial?

 Ralph Norwood - SatCon Technology Corporation - CFO

 We don’t break that out, per se, but it tracks pretty closely with our revenues and our revenues for the last year or two and looking forward in the coming year are in the area of 50 percent.

 Fred Milligan - Sanders Morris - Analyst

 Okay. Thanks.

Operator

 Joe Berwin (ph), Bourgeon Capital Management.

 Joe Berwin - Bourgeon Capital Management - Analyst

 Ralph, has your auditor given you any sense of what they’re going to do with the going concern letter? And also, can you speak to your relationship with Silicon Valley? I know the credit facility is going to come due; any reason to expect that we won’t see slightly better terms on the renewal?

 Ralph Norwood - SatCon Technology Corporation - CFO

 That’s a couple of very good questions, Joe. Let me deal with the Silicon Valley one first. We have extended the existing agreement through March 1st. But frankly, early in the year I expect — I’ve had a number of discussions — I expect to complete an improved version of that agreement with the bank. So you would expect that — to see that most likely in January.

With respect to going concern, the auditors have indicated to us that they will continue the going concern. So I think I should review a little bit about those discussions. Last year we lost around $26 million and we ended the year with 1 million of cash and 2 million of bank borrowings. So with that we really weren’t surprised when they came forth with the going concern opinion. And this year we reduced the losses to 4 million and ended the year with 2 million of cash and no borrowings, and then we went out and raised 8 million.

But, as we’ve had discussions with them, it’s clear the auditors have a very difficult job, especially these days. The stakes are higher, and with Sarbanes-Oxley and the public oversight board taking a hard look it makes things much more challenging than existed before that.

 Joe Berwin - Bourgeon Capital Management - Analyst

 So they give you that opinion before the financing or after, Ralph?

 Ralph Norwood - SatCon Technology Corporation - CFO

 After. They knew that that was in process and they took that into account.

 Joe Berwin - Bourgeon Capital Management - Analyst

 And did they give you any sense of what they need to get it off?

 Ralph Norwood - SatCon Technology Corporation - CFO

 It’s always — it’s almost legalese these days with facts and circumstances being what it is, but they’ve indicated that it would be most helpful if we can show a profit, frankly. And even though the technical definition is you need to have enough funds to sustain yourself for a year, they’re taking the position that it’s also important to start generating profits, and we feel that our best strategy is to make sure we’re a healthy company, start generating profits and then this will certainly go away.

 Joe Berwin - Bourgeon Capital Management - Analyst

 Did they take into consideration a little bit of profits you estimated for the coming year?

 Ralph Norwood - SatCon Technology Corporation - CFO

These days it’s kind of do a “show me” so they focus primarily on what you’ve done.

 Joe Berwin - Bourgeon Capital Management - Analyst

 So we could have an answer where they pull it off provided you —?

 Ralph Norwood - SatCon Technology Corporation - CFO

 It’s possible. They’ve given us that indication.

 Joe Berwin - Bourgeon Capital Management - Analyst

 And if I’ve calculated it right, the back — I’m sorry, the bookings look pretty — they actually look very healthy in the quarter. Mike, Dave, can you talk a little bit about the possibility of seeing another bookings quarter like this in the first quarter?

 Dave Eisenhaure - SatCon Technology Corporation - President, CEO

 Joe, I guess the issue about — the issue about our bookings is always the matter of it’s lumpy. If we get a large order for a couple systems that average $1 million a system you have an exceptional quarter. Right now, though, we’re seeing in areas of the Photovoltaic that we talked about being quite strong. We see the plasma stuff quite strong, the MagLev and other areas. So the demand seems to be strong in all those areas, the same for Electronics. And the Applied Technology is exceptionally lumpy, and it’s really dependent on when the budget goes through and a few other things.

So the guys are hustling, it looks like there’s opportunities out there, and it’s a matter of which quarter they land in. But, in general we see pretty positive trends out in the market right now.

 Joe Berwin - Bourgeon Capital Management - Analyst

 So as you guys know, I track a lot of the data center development among other industrial projects for the types of units like you’re selling, your name has been coming up more and more often. I’m tracking one that is probably in excess of 13 megawatts, which probably translates out to what could be about 10 units happening in the first quarter.

 Dave Eisenhaure - SatCon Technology Corporation - President, CEO

 The data center market is coming back. There are several in the planning stages right now and, as you indicate, those systems can take up to 20 UPS’s.

 Joe Berwin - Bourgeon Capital Management - Analyst

 That’s right. So can you just qualitatively — or if you’d be willing to take a stab at defining the pipeline or at least describing it qualitatively and possibly quantitatively (inaudible).

 Dave Eisenhaure - SatCon Technology Corporation - President, CEO

 Certainly an interested player in that marketplace, and the expectation that that marketplace could come back was one of our — part of our strategic thinking in the developing of product we have now. The whole UPS market is a multi-billion dollar market. And at the high end the rotary type products seem to be preferred, but there are three now, and we’ve been talking about 20 units per system. And as you point out, that’s a very juicy target and it’s one that we’re quite interested in and, as you could imagine, we are pursuing that.

 Joe Berwin - Bourgeon Capital Management - Analyst

 Do you feel like you’ve got a good shot?

 Dave Eisenhaure - SatCon Technology Corporation - President, CEO

 We think we have an exceptional product. From a technology point of view we have probably the best support staff in the world for that kind of product, very experienced guys, and that gives us an edge. Other companies are bigger and that’s in their favor. But we have some things that are very, very positive for us. And as you can imagine, Joe, part of our strategy in getting the new funding that we just got was to put ourselves in a stronger financial position to go after those things because there are a number of financial loopholes that you have to go through that Ralph mentioned in his talking. You have to put a little money up front to get those big jobs.

 Joe Berwin - Bourgeon Capital Management - Analyst

 In the form of a performance bond.

 Dave Eisenhaure - SatCon Technology Corporation - President, CEO

 Performance bond and materials and other things. Yes, just a whole lot of things.

 Joe Berwin - Bourgeon Capital Management - Analyst

 Working capital for sure. But the last question that I’ve got is is that the only opportunity in the pipeline for the first quarter or are there others? And then I’ll wrap it up.

 Dave Eisenhaure - SatCon Technology Corporation - President, CEO

 There are others. We’re trying not to blow our horn as what may happen. But as Mike indicated in his talk about the backlog, the opportunities are strong. Some of those ones you have heard about we’ve heard about, too, and are interested in them. There are others. There are — the power of business is quite hot right now and we’re a very legitimate player in that.

 Joe Berwin - Bourgeon Capital Management - Analyst

 Thank you, guys.

Operator

 Michael Brick, Oppenheimer Funds.

 Michael Brick - Oppenheimer Funds - Analyst

 Just a question on the share count. The 28 million, does that include the latest —?

 Dave Eisenhaure - SatCon Technology Corporation - President, CEO

 No sir.

 Michael Brick - Oppenheimer Funds - Analyst

 Okay. So that probably adds another close to 5 million?

 Dave Eisenhaure - SatCon Technology Corporation - President, CEO

 That’s correct. We should be a little over 33 million at present.

 Michael Brick - Oppenheimer Funds - Analyst

 And do you anticipate another financing during the year?

 Mike Turmelle - SatCon Technology Corporation - COO

 Let me respond to that by giving you some perspectives, and then I will conclude. The past year we used $6 million and 3 was used to reduce payables. And we began the coming year with 2 million, we just raised 8, we’re going to have a new Silicon Valley agreement. So we’re quite confident with the new funding that should carry us to profitability. Beyond that it’s how fast we grow. We need to stay flexible in this day and age and move very rapidly, but we don’t have any immediate plans to certainly go forward. We feel we’ve got the firepower we need to take advantage of the opportunities that are before us.

 Michael Brick - Oppenheimer Funds - Analyst

 Great. Thank you.

Operator

 Thank you, sir. And gentlemen, that was your final question today. I’d like to turn the floor back over to you for any closing remarks that you may have.

 Dave Eisenhaure - SatCon Technology Corporation - President, CEO

 Thank you all for calling in; that was very nice of you to take a break in the holiday season to listen to SatCon’s progress. I look forward to meeting with you again as we begin the new year. I wish all of you the very best this holiday season. If you ever need to speak with any of us regarding — anything regarding the Company, future successes or other things just give me a call — Ralph or Mike a call. We’ll do our best to help you. And thank you again, we look forward to seeing you again at the end of next quarter.

Operator

 Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude your presentation and you may now disconnect. Have a happy holiday season.

—end—